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                                                                 SUB-ITEM 77D(g)

                            POLICIES WITH RESPECT TO
                        NON-FUNDAMENTAL INVESTMENT POLICY

                    AIM GROWTH SERIES (INVESCO GROWTH SERIES)

On June 15, 2011, the Board of Trustees (the "Board") of AIM Growth Series (Invesco Growth Series) on behalf of Invesco Balanced-Risk Retirement Now Fund, Invesco Balanced-Risk Retirement 2020 Fund, Invesco Balanced-Risk Retirement 2030 Fund, Invesco Balanced-Risk Retirement 2040 Fund and Invesco Balanced-Risk Retirement 2050 Fund (each a "Fund" and collectively, "the Funds"), approved a change to the Funds' non-fundamental investment policy by removing non-fundamental investment policy No. 5 restricting investment of Fund assets in a single open-end management investment company.